EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Jack Henry and Associates, Inc. and subsidiaries dated September 11, 2015, appearing in the Annual Report on Form 10-K of Jack Henry and Associates, Inc. for the year ended June 30, 2016.

/s/Deloitte & Touche LLP

Kansas City, Missouri
November 15, 2016